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                                                                     EXHIBIT 5.1


                              September 24, 1996



SmarTalk TeleServices, Inc.
1640 South Sepulveda Boulevard
Suite 500
Los Angeles, California  90025

Gentlemen:

     We have acted as counsel to SmarTalk TeleServices, Inc., a California corporation (the "Company"), in connection with the proposed initial public offering (the "Offering") of up to 4,200,000 shares (the "Firm Shares") of the Company's common stock, no par value (the "Common Stock"), and up to an additional 630,000 shares (the "Option Shares") of the Common Stock, which may be sold pursuant to an over-allotment option granted to the several underwriters of the Offering. Of the Firm Shares, 4,000,000 shares will be sold by the Company and 200,000 shares will be sold by certain shareholders (the "Selling Shareholders"). All of the Option Shares will be sold by the Selling Shareholders to the extent the underwriters exercise their over-allotment option. The Company has filed a Registration Statement on Form S-1 (the "Registration Statement"), which the Company initially filed with the Securities and Exchange Commission on August 19, 1996 (File No. 33-10391), pursuant to the Securities Act of 1933, as amended, with respect to the Offering. As such counsel, we have been requested to render this opinion.

     We have examined and reviewed such documents, records and matters of law as we have deemed necessary for purposes of this opinion. With respect to the foregoing, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company such advice as to such factual matters as we consider necessary for the purpose of this opinion, and insofar as this opinion is based on such matters of fact, we have relied on such advice.
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SmarTalk TeleServices, Inc.
September 24, 1996
Page 2


     Based on the foregoing and solely in reliance thereon, we are of the opinion that:

     A. The Firm Shares to be sold by the Company have been duly authorized and, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

     B. The Firm Shares and the Option Shares to be sold by the Selling Shareholders have been duly authorized and validly issued and are fully paid and nonassessable.

     We hereby disclaim any obligation to notify any person or entity after the date hereof if any change in fact or law should change our opinion with respect to any matter set forth in this letter. This opinion letter may not be relied upon by any other person or entity and may not be circulated, quoted, or cited in whole or in part, without our express prior written consent.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.


                                               Very truly yours,

                                               /s/ Dewey Ballantine